Exhibit 14.3

                                 FIDUCIARY FUNDS

                           SIMPLIFIED EMPLOYEE PENSION
              INDIVIDUAL RETIREMENT ACCOUNTS CONTRIBUTION AGREEMENT
               (Under Section 408(k) of the Internal Revenue Code)

             ____________________ makes the following agreement under the (Business name -- employer)
   terms of Section 408(k) of the Internal Revenue Code and the instructions to this form.

             The employer agrees to provide for discretionary contributions in each calendar year to the Individual Retirement Accounts or Individual Retirement Annuities (IRAs) of all eligible employees who are at least ______ years old (not over 21 years old) [see instruction "Who May Participate"] and worked in at least ______ years (not over 1, 2 or 3 years) of the immediately preceding 5 years [see instruction "Who May Participate"]. This [_] includes [_] does not include (check one) employees covered under a collective bargaining agreement and [_] includes [_] does not include (check one) employees whose total compensation during the year is less than $363*.

   _______
   * This amount reflects the cost-of-living increase under Section 408(k)(8) effective 1-1-91. This amount is adjusted annually. Each January, the IRS announces the increase, if any, in the Internal Revenue Bulletin.

             The employer agrees that contributions made on behalf of each eligible employee will:

        -    Be made only on the first $222,220* of compensation.

        - Be made in an amount that is the same percentage of total compensation for every employee.

        - Be limited to the smaller of $30,000 or 15% of compensation.

        - Be paid to the employee's IRA trustee, custodian, or insurance company (for an annuity contract).


        Signature of employer                        Date



             By

                            INSTRUCTIONS FOR EMPLOYER


             Purpose of Form. Form 5305-SEP (Model SEP) is used by an employer to make an agreement to provide benefits to all employees under a Simplified Employee Pension Plan (SEP) described in Section 408(k) of the Internal Revenue Code. This form is NOT to be filed with the IRS.

             What is SEP? A SEP provides an employer with a simplified way to make contributions toward an employee's retirement income. Under a SEP, the employer is permitted to contribute a certain amount (see below) to an employee's Individual Retirement Account or Individual Retirement
   Annuity (IRAs).   The employer makes contributions directly to an IRA set
   up by an employee with a bank, insurance company, or other qualified financial institution. When using this form to establish a SEP, the IRA must be a Model IRA established on IRS form or a master or prototype IRA for which the IRS has issued a favorable opinion letter. Making the agreement on this Form 5305-SEP does not establish an employer IRA as described under Section 408(c).

             This form may not be used by an employer who:

             1.   Currently maintains any other qualified
                  retirement plan.

             2. Has maintained in the past a defined benefit plan, even if now terminated.

             3. Has any eligible employees for whom IRA's have not been established.

             4. Uses the services of leased employees (as described in Section 414(n)).

             5. Is a member of an affiliated service group (as described in Section 414(m)), a controlled group of corporations (as described in Section 414(b)), or trades or businesses under common control (as described in Section 414(c)), UNLESS all eligible employees of all the members of such groups, trades, or businesses, participate under the SEP.

             This form should only be used if the employer will pay the cost of the SEP contributions. This form is not suitable for a SEP that provides for contributions at the election of the employee whether or not made pursuant to a salary reduction agreement.

             Who May Participate. Any employee who is at least 21 years old and has performed "service" for the employer in at least 3 years of the immediately preceding 5 years must be permitted to participate in the SEP. However, you may establish less restrictive eligibility requirements if you choose. "Service" is any work performed for you for any period of time, however short. If you are a member of an affiliated service group, a controlled group of corporations, or trades or businesses under common control, "service" includes any work performed for any period of time for any other member of such group, trades, or businesses. Generally, to make the agreement, all eligible employees (including all eligible employees, if any, of other members of an affiliated service group, a controlled group of corporations, or trades or businesses under common control) must participate in the plan. However, employees covered under a collective bargaining agreement and certain nonresident aliens may be excluded if
   Section 410(b)(3)(A) or 410(b)(3)(C) applies to them. Employees whose total compensation for the year is less than $363* may be excluded.
   ______
   * This amount reflects the cost-of-living increase under Section 408(k)(8) effective 1-1-91. This amount is adjusted annually. Each January, the IRS announces the increase, if any, in the Internal Revenue Bulletin.

             Amount of Contributions. You are not required to make any contributions to an employee's SEP-IRA in a given year. However, if you do make contributions, you must make them to the IRAs of all eligible employees, whether or not they are still employed at the time contributions are made. The contributions made must be the same percentage of each employee's total compensation (up to a maximum compensation base of $222,220*). The contributions you make in a year for any one employee may not be more than the smaller of $30,000 or 15% of that employee's total compensation (figured without considering the SEP-IRA contributions).

             For this purpose, compensation includes:

        - Amounts received for personal services actually performed (see Regulation Section 1.219-1(c); and

        -    Earned income defined under Section 401(c)(2).

             You may no discriminate in favor of any employee who is highly compensated if you use this Form 5305-SEP.

             Under this form you may not integrate your SEP contributions with, or offset them by, contributions made under the Federal Insurance Contributions Act (FICA).

             Currently, employers who have established a SEP using this agreement and have provided each participant with a copy of this form, including the questions and answers below, are not required to file the annual information returns, Forms 5500, 5500-E/R, or 5500EZ for the SEP.

             Deducting Contributions. You may deduct all contributions to a SEP subject to the limitations of Section 404(h). This SEP is maintained on a calendar year basis and contributions to the SEP are deductible for your taxable year with or within which the calendar year ends. Contributions made for a particular taxable year and contributed by the due date of your income tax return (including extensions) shall be deemed made in that taxable year.

             Making the Agreement.  This agreement is considered made when
   (1) IRAs have been established for all of your eligible employees, (2) you have completed all blanks on the agreement form without modification, and
   (3) you have given all eligible employees copies of the agreement form, instructions, and questions and answers.

             Keep the agreement form with your records; do not file it with the IRS.

                          INFORMATION FOR THE EMPLOYEE

             The information provided below explains what a Simplified Employee Pension Plan (SEP) is, how contributions are made, and how to treat your employer's contributions for tax purposes.

             Please read the questions and answers carefully. For more specific information, also see the agreement form and instructions to your employer on this form.

                              Questions and Answers

             1.   Q.  What is a Simplified Employee Pension, or SEP?

                  A. A SEP is a retirement income arrangement under which your employer may contribute any amount each year up to the smaller of $30,000 or 15% of your compensation into your own Individual Retirement Account/Annuity (IRA).

             Your employer will provide you with a copy of the agreement containing participation requirements and a description of the basis upon which employer contributions may be made to your IRA.

             All amounts contributed to your IRA by your employer belong to you, even after you separate from service with that employer.

             2.   Q.  Must my employer contribute to my IRA under the SEP?

                  A. Whether or not your employer makes a contribution to the SEP is entirely within the employer's discretion. If a contribution is made under the SEP, it must be allocated to all the eligible employees according to the SEP agreement. The SEP specifies that the contribution on behalf of each eligible employee will be the same percentage of compensation (excluding compensation higher than $222,220*) for all employees.
   ______
   * This amount reflects the cost-of-living increase under Section 408(k)(8) effective 1-1-91. This amount is adjusted annually. Each January, the IRS announces the increase, if any, in the Internal Revenue Bulletin.

             3. Q. How much may my employer contribute to my SEP-IRA in any year?

                  A. Under the Model SEP (Form 5305-SEP) that your employer has adopted, your employer will determine the amount of contribution to be made to your IRA each year. However, the contribution for any year is limited to the smaller of $30,000 or 15% of your compensation for that year. The compensation used to determine this limit does not include any amount which is contributed by your employer to your IRA under the SEP. The agreement does not require an employer to maintain a particular level of contributions. It is possible that for a given year no employer contribution will be made on an employee's behalf.

             Also see Question 5.

             4. Q. How do I treat my employer's SEP contributions for my taxes?

                  A. The amount your employer contributes for years beginning after 1986 is excludable from your gross income subject to certain limitations including the lesser of $30,000 or 15% of compensation mentioned in 1A above and is not includible as taxable wages on your Form W-2.

             5. Q. May I also contribute to my IRA if I am a participant in a SEP?

                  A. Yes. You may still contribute the lesser of $2,000 or 100% of your compensation to an IRA. However, the amount which is deductible is subject to various limitations.

             See also Question 11.

             6. Q. Are there any restrictions on the IRA I select to deposit my SEP contributions in?

                  A. Under the SEP that is approved by IRS, contributions must be made to either a Model IRA which is executed on an IRS form or a master or prototype IRA for which IRS has issued a favorable opinion letter.

             7.   Q.  What if I don't want a SEP-IRA?

                  A. Your employer may require that you become a participant in such an arrangement as a condition of employment. However, if the employer does not require all eligible employees to become participants and an eligible employee elects not to participate, all other employees of the same employer may be prohibited from entering into a SEP-IRA arrangement with that employer. If one or more eligible employees do not participate and the employer attempts to establish a SEP-IRA agreement with the remaining employees, the resulting arrangement may result in adverse tax consequences to the participating employees.

             8. Q. Can I move funds from my SEP-IRA to another tax-sheltered IRA?

                  A. Yes, it is permissible for you to withdraw, or receive, funds from your SEP-IRA, and no more than 60 days later, place such funds in another IRA, or SEP-IRA. This is called a "rollover" and may not be done without penalty more frequently than at one-year intervals. However, there are no restrictions on the number of times you may make "transfers" if you arrange to have such funds transferred between the trustees, so that you never have possession.

             9. Q. What happens if I withdraw my employer's contribution from my IRA?

                  A. If you don't want to leave the employer's contribution in your IRA, you may withdraw it at any time, but any amount withdrawn is includible in your income. Also, if withdrawals occur before attainment of age 59-1/2 and not on account of death or disability, you may be subject to a penalty tax.

             10. Q. May I participate in a SEP even though I'm covered by another plan?

                  A. An employer may not adopt this IRS Model SEP (Form 5305-SEP) if the employer maintains another qualified retirement plan or has ever maintained a qualified defined benefit plan. However, if you work for several employers you may be covered by a SEP of one employer and a different SEP or pension or profit-sharing plan of another employer.

             Also see Questions 11 and 12.

             11. Q. What happens if too much is contributed to my SEP-IRA in one year?

                  A. Any contribution that is more than the yearly limitations may be withdrawn without penalty by the due date (plus extensions) for filing your tax return (normally April 15th), but is includible in your gross income. Excess contributions left in your SEP-IRA account after that time are subject to a 6% excise tax. Withdrawals of those contributions may be taxed as premature withdrawals.

             Also see Question 10.

             12. Q. Do I need to file any additional forms with the IRS because I participate in a SEP?

                  A.   No.

             13. Q. Is my employer required to provide me with information about SEP-IRA's and the SEP agreement?

                  A. Yes, your employer must provide you with a copy of the executed SEP agreement (Form 5305-SEP), these Questions and Answers, and provide a statement each year showing any contribution to your IRA.

             Also see Question 4.

             14. Q. Is the financial institution where I establish my IRA also required to provide me with information?

                  A. Yes, it must provide you with a disclosure statement which contains the following items of information in plain, nontechnical language:

                  (1) the statutory requirements which relate to your IRA;

                  (2) the tax consequences which follow the exercise of various options and what those options are;

                  (3) participation eligibility rules and rules on the deductibility and nondeductibility of retirement savings;

                  (4) the circumstances and procedures under which you may revoke your IRA, including the name, address, and telephone number of the person designated to receive notice of revocation (this explanation must be prominently displayed at the beginning of the disclosure statement);

                  (5) explanations of when penalties may be assessed against you because of specified prohibited or penalized activities concerning your IRA; and

                  (6)  financial disclosure information which:

                       (a)  either projects value growth of
                  your IRA under various contribution and
                  retirement schedules, or describes the
                  method of computing and allocating annual earnings and charges which may be assessed;

                       (b)  describes whether, and for what
                  period, the growth projections for the plan are guaranteed, or a statement of the earnings rate and terms on which the projection is based;

                       (c)  states the sales commission to be
                  charged in each year expressed as a
                  percentage of $1,000; and

                       (d)  states the proportional amount of
                  any nondeductible life insurance which may be a feature of your IRA.

             See Publication 590, Individual Retirement Arrangements (IRA's) available at most IRS offices, for a more complete explanation of the disclosure requirements.

             In addition to this disclosure statement, the financial institution is required to provide you with a financial statement each year. It may be necessary to retain and refer to statements for more than one year in order to evaluate the investment performance of the IRA and in order that you will know how to report IRA distributions for tax purposes.